Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Confirms Receipt of Director Nominations Notice

Stockholders Are Not Required to Take Any Action at this Time

DALLAS, TX. – (January 30, 2016) – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today confirmed that it has received a notice from JCP Investment Partnership, LP (“JCP”) that JCP intends to nominate three candidates to stand for election to the Board of Directors (“Board”) at the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”).

Fiesta’s Board and management team are committed to acting in the best interests of all Company stockholders and welcome their views in order to pursue a common goal of maximizing long-term stockholder value.  The Board will review the nomination notice of JCP and will present its recommendations to stockholders in its proxy statement with respect to the 2017 Annual Meeting to be filed with the Securities and Exchange Commission, which will be mailed to all stockholders eligible to vote at the 2017 Annual Meeting.  Stockholders are not required to take any action at this time.

About Fiesta Restaurant Group, Inc.
Fiesta is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta, visit the corporate website at www.frgi.com.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders. The Company intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock and options is included in the Company’s SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website www.frgi.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2016 Annual Meeting of Stockholders and its Annual Report on Form 10-K for the year ended January 3, 2016. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.frgi.com in the section “Investor Relations.”